Exhibit 21

                              LIST OF SUBSIDIARIES

Name                                                State of Incorporation
----                                                ----------------------

Amserv Healthcare of Ohio, Inc.                     Delaware
EFCC Acquisition Corp.                              New York
Star Multi Care Services, Inc.                      Delaware
Amserv Healthcare of New Jersey, Inc.               Delaware